UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 1, 2013

ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 Del Mar, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry Into a Material Definitive Agreement.

On August 1, 2013, Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”) entered into an agreement to initially license and, with an additional closing payment fully acquire from 3M Company and 3M Innovative Properties Company (“3M”) certain intellectual property and assets relating to 3M’s Taper Dry Powder Inhaler (DPI) technology under development for the treatment of asthma and chronic obstructive pulmonary disease (“COPD”).  The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets.

Pursuant to the terms of the agreement, Adamis made an initial non-refundable payment to 3M of $3 million and obtained an exclusive worldwide license to the assets and intellectual property in all indications in the dry powder inhalation field through December 31, 2013.  Upon a subsequent closing payment by Adamis of an additional $7 million before December 31, 2013, and satisfaction of other customary closing conditions, ownership of the assets and intellectual property will be transferred to Adamis, with Adamis granting back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

Under the agreement, if Adamis has not made the closing payment and the closing has not occurred by December 15, 2013, then 3M may in its discretion elect to accept payment of the closing payment by delivery of a number of shares of Adamis common stock equal to $14,000,000 divided by the average of the closing prices of the Adamis common stock for the 30 trading days preceding the business day before the closing date.

If the closing does not occur by December 31, 2013, then the exclusive license converts to a non-exclusive license, and 3M can license, transfer, assign or otherwise enter into any transaction involving the assets with any third party.  If after December 31, 2013, 3M sells or enters into an agreement with a third party to sell or exclusively license in any territory any of the assets, then 3M may terminate the agreement with us.  If at any time prior to June 30, 2014 3M has not entered into such an agreement with a third party and Adamis tenders the closing payment in cash plus a premium of $1,000,000, and the other closing conditions are satisfied or waived, then the assets will be transferred to Adamis with the same effect as if the closing had occurred before December 31, 2013.  If the closing does not occur by June 30, 2014, 3M may terminate the agreement.  The agreement includes other customary provisions including representations and warranties, warranty disclaimers and indemnification provisions.

Adamis intends to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and COPD, to deliver the same active ingredients as GlaxoSmithKline's Advair Diskus®.  Upon completion of product development and clinical trials and if required regulatory approvals are obtained, Adamis intends to commercially market the inhaler product to compete for a share of the Advair market with a branded generic version utilizing the acquired technology.

The design of the Taper DPI inhaler technology uses proprietary 3M technology to store the active pharmaceutical ingredients on a microstructured carrier tape.  Under the agreement, 3M and Adamis have agreed to work in good faith to negotiate and enter into a separate supply agreement before the closing providing for the supply of the drug delivery tape to be used with the product.

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A press release by the Company relating to the above matters is filed as an exhibit to this Report.

Forward-Looking Statements

This Report on Form 8-K contains forward-looking statements.  Forward-looking statements made in this Report are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those contemplated by the forward-looking statements.  These statements relate to future events or our future results of operations or future financial performance, including, but not limited to, the following statements:  the Company’s ability to raise sufficient funds to pay the balance of the purchase price for the Taper assets and support its ongoing operations and product development efforts; the Company’s beliefs concerning successful development of an inhaler product based on the Taper assets; the likelihood of obtaining FDA and other required regulatory approvals for the Taper product; the Company’s beliefs concerning the ability of Taper and other products to compete successfully in the market; the results of any future clinical trials that the Company may conduct relating to its product candidates; future revenues expected from any of its product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to its products and product candidates.

The Company will require significant additional equity and/or debt financing in order to pay the balance of the purchase price, have sufficient funding to support ongoing operations, and pursue development of the Taper assets.  There are no assurances that the Company will be able to obtain the required funding to complete the acquisition of the Taper assets or develop an inhaler product.

Statements in this Report concerning future events depend on several factors beyond the Company’s control, including receipt of adequate funding to support these activities, market conditions, and the regulatory approval process.  Certain of these risks and uncertainties, and other factors, are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission, which the Company strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.  Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Number	Description

10.1	Exclusive License and Asset Purchase Agreement dated as of August 1, 2013, by and among the Company, 3M Corp. and 3M Innovative Properties Company

99.1	Press Release dated August 6, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: August 6, 2013	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer